SUB-ADVISORY AGREEMENT



Newton Capital Management Limited
71 Queen Victoria Street
London EC4V 4DR


Ladies and Gentlemen:

         Dean Family of Funds (the "Trust"), an Ohio business trust, is a diversified open-end management investment company registered under the Investment Company Act of 1940, as amended (the "Act"), and is subject to the rules and regulations promulgated thereunder. The Trust's shares of beneficial interest are divided into separate series or funds. Each such share of a fund represents an undivided interest in the assets, subject to the liabilities, allocated to that fund. Each fund has separate investment objectives and policies. The International Fund (the "Fund") has been established as a series of the Trust.
         C.H. Dean & Associates, Inc. (the "Adviser") acts as the investment adviser for the Fund pursuant to the terms of an Advisory Agreement. The Adviser is responsible for the coordination of investment of the Fund's assets in portfolio securities. However, specific portfolio purchases and sales for the investment portfolio of the Fund are to be made by advisory organizations recommended by the Adviser and approved by the Board of Trustees of the Trust.




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         1. APPOINTMENT AS SUB-ADVISER. The Trust being duly authorized hereby appoints and employs Newton Capital Management Limited (the "Sub-Adviser") as the discretionary portfolio manager of the Fund, on the terms and conditions set forth herein.

         2. ACCEPTANCE OF APPOINTMENT; STANDARD OF PERFORMANCE. The Sub-Adviser accepts the appointment as the discretionary portfolio manager and agrees that in the performance of its duties under this Agreement, it shall at all times use all reasonable efforts to conform to, and act in accordance with, any requirements imposed by (i) the provisions of the Act, and of any rules or regulations in force thereunder; (ii) any other applicable provision of law;
(iii) the provisions of the Declaration of Trust and Bylaws of the Trust, as such documents are amended from time to time; (iv) the investment objectives, policies and restrictions applicable to the Fund as set forth in the Trust's Registration Statement on Form N-1A and (v) any policies and determinations of the Board of Trustees of the Trust with respect to the Fund.

         3. PORTFOLIO MANAGEMENT SERVICES OF SUB-ADVISER. The Sub-Adviser is hereby employed and authorized to select portfolio securities for investment by the Fund, to purchase and sell securities of the Fund, and upon making any purchase or sale decision, to place orders for the execution of such portfolio transactions in accordance with paragraphs 5 and 6 hereof. In providing portfolio management services to the Fund, the

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Sub-Adviser shall be subject to such investment restrictions as are set forth in the Act and the rules thereunder, the Internal Revenue Code of 1986, applicable state securities laws, the supervision and control of the Board of Trustees of the Trust, such specific instructions as the Board of Trustees may adopt and communicate to the Sub-Adviser, the investment objectives, policies and restrictions of the Fund furnished pursuant to paragraph 4, the provisions of Schedule A hereto and general instructions from the Adviser. The Sub-Adviser is not authorized by the Fund to take any action, including the purchase or sale of securities for the Fund, in contravention of any restriction, limitation, objective, policy or instruction described in the previous sentence. The Sub-Adviser shall maintain on behalf of the Fund the records listed in Schedule
A hereto (as amended from time to time). At the Trust's reasonable request, the Sub-Adviser will consult with the Adviser with respect to any decision made by it with respect to the investments of the Fund.

         4. INVESTMENT OBJECTIVES, POLICIES AND RESTRICTIONS. The Trust will provide the Sub-Adviser with the statement of investment objectives, policies and restrictions applicable to the Fund as contained in the Fund's registration statements under the Act and the Securities Act of 1933, and any instructions adopted by the Board of Trustees supplemental thereto. The Trust will provide the Sub-Adviser with such further information concerning the investment objectives, policies and restrictions applicable thereto as the Sub-Adviser may from time to time

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reasonably request. The Trust retains the right, on written notice to the
Sub-Adviser from the Trust or the Adviser, to modify any such objectives, policies or restrictions in any manner at any time.

         5. ALLOCATION OF BROKERAGE. The Sub-Adviser shall have the authority and discretion to select brokers and dealers to execute portfolio transactions initiated by the Sub-Adviser, and for the selection of the markets on or in which the transactions will be executed.
                  A. In doing so, the Sub-Adviser will give primary consideration to securing the best execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer. Consistent with the Rules of Fair Practice of the National Association of Securities Dealers, Inc., and subject to seeking most favorable price and efficient execution, the Sub-Adviser may (i) pay commissions to brokers or dealers other than its affiliates which are higher than might be charged by another qualified broker to obtain brokerage and/or research services considered by the Sub-Adviser to be useful or desirable in the performance of its duties hereunder and for the investment management of other advisory accounts over which it or its affiliates exercise investment discretion and (ii) consider sales by brokers or dealers (other than its affiliates) of shares of

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the Fund as a factor in its selection of brokers and dealers for the Fund's portfolio transactions. It is understood that neither the Trust, the Adviser nor the Sub-Adviser have adopted a formula for allocation of the Fund's investment transaction business. It is also understood that it is desirable for the Fund that the Sub-Adviser have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher commission to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the lowest commission. Therefore, the Sub-Adviser is authorized to place orders for the purchase and sale of securities for the Fund with such certain brokers, subject to review by the Trust's Board of Trustees from time to time with respect to the extent and continuation of this practice, provided that the Sub-Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or the Sub-Adviser's overall responsibilities with respect to the Fund and to the other accounts over which it exercises investment discretion. It is understood that although the information may be useful to the Trust and the Sub-Adviser, it is not possible to place a dollar value on such information.
         On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients, the Sub-Adviser, to the extent permitted by

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applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund with respect to the Fund and to such other clients.
         For each fiscal quarter of the Fund, the Sub-Adviser shall prepare and render reports to the Adviser and the Trust's Board of Trustees of the total brokerage business placed and the manner in which the allocation has been accomplished. Such reports shall set forth at a minimum the information required to be maintained by Rule 31a-1(b)(9) under the Act.
                  B. The Sub-Adviser agrees that it will not execute any portfolio transactions for the Fund's account with a broker or dealer which is an "affiliated person" (as defined in the Act) of the Trust, the Adviser, the Sub-Adviser or any portfolio manager of the Trust without the prior written approval of the Adviser. The Adviser agrees that it will provide the Sub-Adviser with a list of brokers and dealers which are "affiliated persons" of the Trust, the Adviser or the Sub-Adviser.

         6. TRANSACTION PROCEDURES. All transactions will be consummated by payment to or delivery by the Fund's custodian (the "Custodian"), or such depositories or agents as may be designated by the Custodian in writing, as custodian for the

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Fund, of all cash and/or securities due to or from the Fund, and the Sub-Adviser shall not have possession or custody thereof. The Sub-Adviser shall advise the Custodian and confirm in writing to the Trust and to the Adviser all investment orders for the Fund placed by it with brokers and dealers. The Sub-Adviser shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Sub-Adviser. It shall be the responsibility of the Sub-Adviser to take appropriate action if the Custodian fails to confirm in writing proper execution of the instructions.

         7. PROXIES. The Sub-Adviser will vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested from time to time.

         8. REPORTS TO THE SUB-ADVISER. The Trust will provide the Sub-Adviser with such periodic reports concerning the status of the Fund as the Sub-Adviser may reasonably request.

         9. FEES FOR SERVICES. For the services provided to the Fund, the Adviser shall pay the Sub-Adviser a fee equal to the annual rate of .50% of the average value of the Fund's daily net assets.

         The Sub-Adviser's fees shall be payable quarterly in arrears within thirty days following the end of each quarter. Pursuant to the provisions of the Advisory Agreement between the Trust and the Adviser, the Adviser is solely responsible for the payment of fees to the Sub-Adviser, and the Sub-Adviser agrees to seek payment of the Sub-Adviser's fees solely from the Adviser. The

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Sub-Adviser agrees to pay the compensation of any persons rendering any services to the Fund who are officers, directors or employees of the Sub-Adviser.

         10. NON-EXCLUSIVE ADVISORY SERVICES. Nothing in this Agreement shall prevent the Sub-Adviser or any director, officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity and shall not in any way limit or restrict the Sub-Adviser or any of its directors, officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting, other than to the extent such activity is otherwise limited by the Trust's Code of Ethics.

         11. OTHER INVESTMENT ACTIVITIES OF THE SUB-ADVISER. The Trust acknowledges that the Sub-Adviser or one or more of its affiliates may have investment responsibilities or render investment advice to or perform other investment advisory services for other individuals or entities and that the Sub-Adviser, its affiliates or any of its or their directors, officers, agents or employees may buy, sell or trade in any securities for its or their respective accounts ("Affiliated Accounts"). Subject to the provisions of paragraph 2 hereof, the Trust agrees that the Sub-Adviser or its affiliates may give advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts which may differ

                                                     - 8 -


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from the advice given or the timing or nature of action taken with respect to the Fund, provided that the Sub-Adviser acts in good faith, and provided further, that it is the Sub-Adviser's policy to allocate, within its reasonable discretion, investment opportunities to the Fund over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objectives and policies of the Fund and any specific investment restrictions applicable thereto. The Trust acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Fund may have an interest from time to time, whether in transactions which involve the Fund or otherwise. The Sub-Adviser shall have no obligation to acquire for the Fund a position in any investment which any Affiliated Account may acquire, and the Trust shall have no first refusal, co-investment or other rights in respect of any such investment, either for the Fund or otherwise.

         12. CERTIFICATE OF AUTHORITY. The Trust, the Adviser and the Sub-Adviser shall furnish to each other from time to time certified copies of the resolutions of their Board of Trustees or Board of Directors or executive committees, as the case may be, evidencing the authority of officers and employees who are authorized to act on behalf of the Trust, the Fund, the Adviser and/or the Sub-Adviser.


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         13. LIMITATION OF LIABILITY. The Sub-Adviser shall give the Fund the benefit of its best judgment and effort in rendering services hereunder, but neither the Sub-Adviser nor any of its officers, directors, employees, agents or controlling persons shall be liable for any act or omission or for any loss sustained by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement; provided, however, that the foregoing shall not constitute a waiver of any rights which the Trust may have which may not be waived under applicable law.
         In addition, the Sub-Adviser did not prepare and is not responsible for any part of the Trust's registration statement on Form N-1A or any amendment or supplement thereto other than the description of the Sub-Adviser provided to the Trust by the Sub- Adviser.

         14. CONFIDENTIALITY. Each of the parties shall maintain in strict confidentiality any information or documentation it may obtain regarding any of the other parties to this Agreement, including but not limited to their business activities or financial condition, with the exception of reports or disclosures required to be made or other actions required to be taken under applicable laws and regulations or the order of a regulator or court of competent jurisdiction.

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         15.  INDEMNITY AND LIABILITY.
                  A. The Trust and the Adviser (for the purposes of this subparagraph 15.A., each of the foregoing being an "indemnitor"), severally and not jointly, will indemnify and hold the Sub-Adviser and its respective officers, directors, partners, agents, controlling persons and employees (for the purposes of this subparagraph 15.A., each of the foregoing being an "indemnitee") harmless from and against all losses, claims, liabilities and expenses of any kind (including reasonable attorneys' fees and expenses) and amounts paid in satisfaction of judgments, in compromise or as fines or penalties resulting from any inaccuracy of any representation made by the indemnitor herein (including any supplement hereto) or arising out of or with respect to actions taken by the Sub-Adviser; provided, however, that (1) no indemnitee shall be indemnified hereunder against any liability to the Trust or its shareholders or any expense of such indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence, (iv) reckless disregard of the duties involved in the conduct of his position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as "disabling conduct"), (2) as to any matter disposed of by settlement or a compromise payment by such indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best

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interests of the Trust and that such indemnitee appears to have acted in good faith in the reasonable belief that his action was in the best interests of the Trust and did not involve disabling conduct by such indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by an indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such indemnitee was authorized by a majority of the full Board of the Trust.
                  B. The Sub-Adviser (for purposes of this subparagraph B, the "indemnitor") will indemnify and hold the Trust and the Adviser and each of their respective officers, directors, trustees, partners, agents, controlling persons and employees (for purposes of this subparagraph 15.B., an "indemnitee") harmless from and against all losses, claims, liabilities and expenses of any kind (including reasonable attorneys' fees and expenses) and amounts paid in satisfaction of judgments, in compromise or as fines or penalties resulting from any inaccuracy of any representation made by the indemnitor herein (including any supplement hereto) or arising by reason of willful misfeasance, bad faith, or gross negligence, of the Sub-Adviser or its officers, directors, partners, agents, controlling persons and employees, or reckless disregard of the duties of any such person pursuant to this Agreement.
                  C. The indemnitor shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the

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indemnitor receives a written affirmation of the indemnitee's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the indemnitor unless it is subsequently determined that he is entitled to such indemnification and if the directors or trustees, as the case may be, of the indemnitor determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the indemnitee shall provide a security for his undertaking; (B) the indemnitor shall be insured against losses arising by reason of any lawful advances, or (C) a majority of a quorum of directors or trustees, as the case may be, of the indemnitor who are neither "interested persons" of the indemnitor (as defined in Section 2(a)(19) of the Act) nor parties to the proceeding ("Disinterested Non-Party Directors") or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the indemnitee ultimately will be found entitled to indemnification.
         All determinations with respect to indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such indemnitee is not liable by reason of disabling conduct, or (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-party Directors of the

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indemnitor, or (ii) if such a quorum is not obtainable or even, if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion.
         Notwithstanding the foregoing, the indemnitor shall not be obligated to provide any such indemnification to the extent such provision would waive any right which the indemnitor cannot lawfully waive. The rights accruing to any indemnitee under these provisions shall not exclude any other right to which he may be lawfully entitled.

         16. ASSIGNMENT. No assignment of this Agreement shall be made by the Sub-Adviser, and this Agreement shall terminate automatically in the event of such assignment. The Sub-Adviser shall notify the Trust in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the Act, as will enable the Trust to consider whether an assignment will occur, and to take the steps necessary to enter into a new contract with the Sub-Adviser.

         17. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE TRUST. The Trust represents, warrants and agrees that:
                  A. It is a business trust duly organized and existing in good standing under the laws of the State of Ohio.
                  B. It is empowered under applicable laws and by its Declaration of Trust and Bylaws to enter into and perform this Agreement.
                  C. All corporate proceedings required by the Declaration of Trust and Bylaws have been taken to authorize it to enter into and perform this Agreement.

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                  D. It is an open-end, management investment company
registered under the Act.
                  E. Performance of the Trust's obligations under this Agreement will not violate any law, regulation, agreement or the Trust's registration statement, as amended.
                  F. The Trust will deliver to the Sub-Adviser a true and complete copy of its then current prospectus and statement of additional information as effective from time to time and such other documents or instruments governing the investments of the Fund and such other information as is necessary for the Sub- Adviser to carry out its obligations under this Agreement.
                  G. The Trust is currently in compliance and shall at all times comply with the requirements imposed upon the Fund by applicable laws and regulations.

         18. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE SUB-ADVISER. The Sub-Adviser represents, warrants and agrees that:
                  A. It is a corporation duly organized and existing in good standing under the laws of the ____________________.
                  B. It is empowered under applicable laws to enter into and perform this Agreement.
                  C. All corporate proceedings have been taken to authorize it to enter into and perform this Agreement.
                  D. The Sub-Adviser is registered as an "investment adviser" under the Investment Advisers Act of 1940.
                  E. The Sub-Adviser will maintain, keep current and preserve on behalf of the Fund, in the manner and for the time periods required or permitted by the Act, the records identified

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in Schedule A.  The Sub-Adviser agrees that such records (unless otherwise indicated on Schedule A) are the property of the Trust, and will be surrendered to the Trust promptly upon request.
                  F. The Sub-Adviser will complete such reports concerning purchases or sales of securities on behalf of the Fund as the Adviser or the Trust may from time to time require to ensure compliance with the Act, the Internal Revenue Code of 1986 and applicable state securities laws.
                  G. The Sub-Adviser will adopt a written code of ethics complying with the requirements of Rule 17j-1 under the Act and will provide the Trust with a copy of the code of ethics and evidence of its adoption. Within forty-five (45) days of the end of the last calendar quarter of each year while this Agreement is in effect, the President or a Vice President of the Sub-Adviser shall certify to the Trust that the Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no violation of the Sub-Adviser's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Trust, the Sub-Adviser shall submit to the Trust the reports required to be made to the Sub-Adviser by Rule 17j-1(c)(1).
                  H. The Sub-Adviser will promptly after filing with the Securities and Exchange Commission an amendment to its Form ADV furnish a copy of such amendment to the Trust and to the Adviser.


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                  I. Upon request of the Trust, the Sub-Adviser will provide assistance to the Custodian in the collection of income due or payable to the Fund. With respect to income from foreign sources, the Sub-Adviser will undertake any reasonable procedural steps required to reduce, eliminate or reclaim non-U.S. withholding taxes under the terms of applicable United States income tax treaties.
                  J. The Sub-Adviser will immediately notify the Trust and the Adviser of the occurrence of any event which would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to
Section 9(a) of the Act or otherwise.
                  K. Performance of the Sub-Adviser's obligations under this Agreement will not violate any law, regulation, agreement or the Trust's registration statement, as amended.

         19. AMENDMENT. This Agreement may be amended at any time, but only by written agreement between the Sub-Adviser, the Adviser and the Trust, which amendment, other than amendments to Schedule A, is subject to the approval of the Board of Trustees and the shareholders of the Fund in the manner required by the Act and the rules thereunder, subject to any applicable exemptive order of the Securities and Exchange Commission modifying the provisions of the Act with respect to approval of amendments to this Agreement.

         20. EFFECTIVE DATE; TERM. This Agreement shall become effective on the date of its execution and shall remain in full force and effect until April 1, 1999, and from year to year

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thereafter but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Trust, the Adviser or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval, and by a vote of the Board of Trustees or of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that this Agreement may be continued "annually" shall be construed in a manner consistent with the Act and the rules and regulations thereunder.

         21. TERMINATION. This Agreement may be terminated by either party hereto, without the payment of any penalty, immediately upon written notice to the other in the event of a breach of any provision thereof by the party so notified, or otherwise upon sixty (60) days' written notice to the other.

         22. SHAREHOLDER LIABILITY. The Sub-Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust of the Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Fund and its assets. The Sub-Adviser agrees that it shall not seek satisfaction of any such obligations from the shareholders or any individual shareholder of the Fund, nor from the Trustees or any individual Trustee of the Trust.

         23. DEFINITIONS. As used in paragraphs 16 and 20 of this Agreement, the terms "assignment," interested person" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the Act and the rules and regulations thereunder.

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         24. APPLICABLE LAW. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Ohio.

C.H. DEAN & ASSOCIATES, INC.                 DEAN FAMILY OF FUNDS



By:                                          By:

Title: PRESIDENT                             Title: PRESIDENT


Date: __________________, 1997               Date: __________________, 1997


                                   ACCEPTANCE

         The foregoing Agreement is hereby accepted.

                                            NEWTON CAPITAL MANAGEMENT
                                            LIMITED



                                            By:

                                            Title:

                                            Date:                   , 1997

                                                     - 19 -


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                                   SCHEDULE A

                   RECORDS TO BE MAINTAINED BY THE SUB-ADVISER

1. (Rule 31a-1(b)(5) and (6)) A record of each brokerage order, and all other portfolio purchases or sales, given by the Sub-Adviser on behalf of the Fund for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

         A.       The name of the broker;

         B. The terms and conditions of the order and of any modification or cancellation thereof;

         C.       The time of entry or cancellation;

         D.       The price at which executed;

         E.       The time of receipt of a report of execution; and

         F. The name of the person who placed the order on behalf of the Fund.

2. (Rule 31a-1(b)(9)) A record for each fiscal quarter, completed within ten (10) days after the end of the quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of portfolio securities to named brokers or dealers was effected, and the division of brokerage commissions or other compensation on such purchase and sale orders. Such record:

         A.       Shall include the consideration given to:

                  (i) The sale of shares of the Fund by brokers or dealers.

                  (ii) The supplying of services or benefits by brokers or dealers to:

                             (a)    The Trust;

                             (b)    the Adviser;

                             (c)    the Sub-Adviser;

                             (d)    any other portfolio adviser of
                                    the Trust; and

                             (e)    any person affiliated with the
                                    foregoing persons.



                                                     - 20 -


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                  (iii)      Any other consideration other than the technical
                             qualifications of the brokers and dealers as such.

         B. Shall show the nature of the services or benefits made available.

         C. Shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation.

         D. The name of the person responsible for making the determination of such allocation and such division of brokerage commissions or other compensation.

3. (Rule 31a-1(b)(10)) A record in the form of an appropriate memorandum identifying the person or persons, committees or groups authorizing the purchase or sale of portfolio securities. Where an authorization is made by a committee or group, a record shall be kept of the names of its members who participate in the authorization. There shall be retained as part of this record: any memorandum, recommendation or instruction supporting or authorizing the purchase or sale of portfolio securities and such other information as is appropriate to support the authorization.*

4. (Rule 31a-1(f)) Such accounts, books and other documents as are required to be maintained by registered investment advisers by rules adopted under Section 204 of the Investment Advisers Act of 1940, to the extent such records are necessary or appropriate to record the Sub-Adviser's transactions with respect to the Fund.


------------------
         *Such information might include: the current Form 10-K, annual and quarterly reports, press releases, reports by analysts and from brokerage firms (including their recommendation; i.e., buy, sell, hold) or any internal reports or portfolio adviser reviews.



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